UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 29, 2007
Biogen Idec Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-19311	33-0112644
(Commission File Number)	(IRS Employer Identification No.)

14 Cambridge Center, Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)
(617) 679-2000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 8.01. Other Events.
ITEM 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-99.1 Press release dated May 29, 2007.
EX-99.2 Term loan commitment letter, dated May 29, 2007.
EX-99.3 Revolving loan commitment letter, dated May 29, 2007.

Item 1.01. Entry into a Material Definitive Agreement.
     On May 29, 2007, in connection with a tender offer for up to 56,603,773 shares of its outstanding common stock, Biogen Idec Inc. (the “Registrant”) entered into a commitment letter with Merrill Lynch Capital Corporation and Goldman, Sachs Credit Partners L.P. (collectively, the “Term Lenders”) for a term loan of up to $1.5 billion, which would be used to finance part of the tender offer. The Registrant expects that the term loan would be available for a single draw and will mature 364 days after the draw.
     On May 29, 2007, the Registrant also entered into a commitment letter with Bank of America, N.A. and Merrill Lynch Bank USA (together with the Term Lenders, collectively referred to herein as the “Lenders”) for a $400 million revolving credit facility that can be used after the date of the stock repurchase for working capital requirements and other general corporate purposes. The revolving loans could be borrowed, repaid and reborrowed until the fifth anniversary of the consummation of a purchase of shares pursuant to the tender offer.
     The Lenders’ obligation to provide each of the term loan and the revolving credit facility is conditioned upon the Registrant consummating the purchase of a portion of the shares tendered pursuant to the tender offer in an aggregate purchase amount of at least $1.5 billion and other conditions common for facilities of this kind and the negotiation and execution of final documents by both the Lenders and the Company.
     The terms of the credit facilities are expected to require the Registrant to maintain a maximum leverage ratio with respect to its debt and in some cases a minimum interest coverage ratio. Additionally, the terms would obligate the Registrant to comply with affirmative and negative covenants.
Item 8.01. Other Events.
     On May 29, 2007, the Registrant issued a press release announcing that it is commencing a $3 billion share repurchase through a modified “Dutch Auction” tender offer. The approximately 57 million shares proposed to be purchased in the tender offer represent approximately 16% of the Registrant’s currently outstanding common stock. In the tender offer, shareholders will have the opportunity to tender some or all of their shares at a price per share not less than $47.00 or more than $53.00. The tender offer will commence tomorrow, May 30, 2007, and is scheduled to expire at 12:00 midnight on June 26, 2007, unless extended.
     If completed, the stock repurchase is expected to be funded with a combination of up to $1.5 billion cash and up to $1.5 billion of debt pursuant to the term loan described above.
     A copy of the press release is attached as Exhibit 99.1 hereto and its contents are incorporated herein by reference.
ITEM 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
No.	Description

99.1	Registrant’s press release dated May 29, 2007.

99.2	Term loan commitment letter, dated May 29, 2007, among the Registrant, Merrill Lynch Capital Corporation and Goldman, Sachs Credit Partners L.P.

99.3	Revolving loan commitment letter, dated May 29, 2007, among the Registrant, Bank of America, N.A. and Merrill Lynch Bank USA.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biogen Idec Inc.
Dated: May 29, 2007	By:	/s/ Robert A. Licht
		Name:	Robert A. Licht
		Title:	Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit
No.	Description

99.1	Registrant’s press release dated May 29, 2007.

99.2	Term loan commitment letter, dated May 29, 2007, among the Registrant, Merrill Lynch Capital Corporation and Goldman, Sachs Credit Partners L.P.

99.3	Revolving loan commitment letter, dated May 29, 2007, among the Registrant, Bank of America, N.A. and Merrill Lynch Bank USA.